Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

JACKSON GEAR COMPANY

and

SCOTT JACKSON

and

ROBERT JACKSON

and

HEISMAN ACQUISITION CORP.

dated as of

January 14, 2022

i

ASSET PURCHASE AGREEMENT, dated January 14, 2022 (this “Agreement”), by and among JACKSON GEAR COMPANY, a Pennsylvania corporation (“Seller”), ROBERT JACKSON (“Robert”), and SCOTT JACKSON (“Scott”), (Robert and Scott, collectively, the “Stockholders”), and HEISMAN ACQUISITION CORP., a Delaware corporation (“Buyer”).

Recitals

WHEREAS, Seller is engaged exclusively in the business of designing, engineering, manufacturing, marketing, selling, and distributing custom gears (when referring to the business of Seller, the “Business”); and

WHEREAS, Seller hereby wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby wishes to purchase from Seller, certain assets, and assume from Seller certain specified liabilities, of the Seller, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Section 1.01                               Definitions. The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” means all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing, including those set forth on Section 2.01(b) of the Disclosure Schedules.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Anticorruption Laws” means any other anticorruption or anti-bribery Laws applicable to Seller (including the Foreign Corrupt Practices Act of 1977, as amended).

“Assigned Contracts” means all Contracts, including Intellectual Property Agreements, including those Contracts set forth on Section 2.01(d) of the Disclosure Schedules.

“Assignment” means the assignment in form and substance satisfactory to Buyer.

“Assignments of Certifications” means assignment(s) in form and substance satisfactory to Buyer and duly executed by Seller transferring all of Seller’s right, title and interest in and to the Certifications to Buyer.

“Assumed Liabilities” has the meaning set forth on Section 2.03.

“Balance Sheet” means the balance sheet of Seller as at December 31, 2021.

“Balance Sheet Date” means the date thereof the balance sheet of Seller as at December 31, 2021.

“Benefit Plan” has the meaning set forth in Section 4.21.

“Bill of Sale” means a bill of sale in form and substance satisfactory to Buyer and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer.

“Books and Records” means originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements but excluding personnel files unless the consent of the transferring employee has been received.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth on Section 7.02.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Stability Act.

“Certifications” shall mean all product certifications and ratings.

“Closing” means subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement.

“Closing Date” means January 14, 2022.

“Closing Year” means the calendar year during which the sale of the Purchased Assets occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” means any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Endorsements” has the meaning set forth on Section 7.10.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, Encumbrance, fine, penalty or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or relating to or resulting from: (a) the presence, Release of, or exposure of any Person to, any Hazardous Materials or the investigation, sampling, monitoring, treatment, remediation, storage, removal or cleanup of Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any and all applicable Laws and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection or cleanup of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, remission, release, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means the Person designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that Escrow Agreement of even date by and among Buyer, Seller and the Escrow Agent.

“Escrow Amount” means the sum of One Hundred and Fifty Thousand ($150,000) Dollars to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement dated of even date herewith pursuant to which, subject to Section 7.02 of this Agreement, the sum of $50,000 will be released following the 6 month anniversary of this Agreement; $50,000 will be released following the 12 month anniversary of this Agreement and the remaining balance will be released following the 18 month anniversary of this Agreement, all in accordance with the terms of the Escrow Agreement.

“Excluded Assets” has the meaning set forth on Section 2.02.

“Excluded Liabilities” has the meaning set forth on Section 2.04.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financial Statements” has the meaning set forth on Section 4.06.

“FIRPTA Certificate” means a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” means all Contracts with any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth on Section 7.04.

“Indemnifying Party” has the meaning set forth on Section 7.04.

“Insurance Policies” has the meaning set forth on Section 4.18.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world:

(a)	issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”);

(b)	trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”);

(c)	copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”);

(d)	internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights;

(e)	mask works, and all registrations, applications for registration, and renewals thereof;

(f)	industrial designs, and all Patents, registrations, applications for registration, and renewals thereof;

(g)	trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”);

(h)	computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”);

(i)	rights of publicity; and

(j)	all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or held for use in or necessary for the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller or any of its Affiliate and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” means assignment(s) in form and substance satisfactory to Buyer and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered Trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, including those set forth on Section 2.01(c) of the Disclosure Schedules.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge, after due inquiry, of any stockholder (including Stockholders), director, officer, person in charge of a principal business unit, division or function of Seller.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” means that certain License Agreement of even date herewith by and between the Buyer and each of the Seller and the Stockholders granting Buyer the exclusive right to use the name “Jackson Gear Company”, including any and all derivatives thereof, except to the extent otherwise provided for in the License Agreement.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, loss of future revenue or income, loss of business reputation or opportunity relating to a breach of this Agreement, loss based on diminution in value or multiple of earnings and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance recovery.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition (financial or otherwise) or assets of Seller relating to the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth on Section 4.10(a).

“Material Customers” has the meaning set forth on Section 4.17(a).

“Material Suppliers” has the meaning set forth on Section 4.17(a).

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement, dated as of November 2, 2020 between Seller and Buyer’s indirect parent.

“Permits” means all permits, CAGE codes, VENDEX accounts, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.11.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means, in addition to any definition provided by Seller for any similar term (e.g., “personally identifiable information” or “PII”) in Seller’s privacy policy or public facing statement, all personal data, including any information regarding or capable of being associated with an individual person or device, including: (a) information that identifies, could be used to identify, or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government issued identifier (including Social Security number and driver’s license number), gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); and (b) Internet Protocol addresses, unique device identifiers or other persistent identifiers, all rules and regulations promulgated under such Laws. Personal Data may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Data includes information in any form, including paper, electronic and other forms.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Product Claims” has the meaning set forth in Section 4.25.

“Product Liability Claim Period” has the meaning set forth in Section 7.10.

“Purchase Price” means Two Million Three Hundred Thousand ($2,300,000) Dollars.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.21(c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restrictive Covenant and Non-Competition Agreement” means that certain Restrictive Covenant and Non-Competition Agreement of even date by and between Buyer and each of the Seller and the Stockholders.

“Reviewed Financial Statements” has the meaning set forth in Section 4.06.

“Section 503” means Section 503 of the Rehabilitation Act of 1973.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” means a certificate dated the Closing Date and signed by the Seller and each Stockholder attaching true, correct, and complete copies of Seller’s Certificate of Incorporation, By-Laws, and duly adopted resolution authorizing the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement and the incumbency of each officer of the Seller;

“Seller Indemnitees” has the meaning set forth on Section 7.03.

“Stockholders” has the meaning set forth in the preamble.

“Tangible Personal Property” has the meaning set forth on Section 2.01(f).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth on Section 7.04(a).

“Transaction Documents” means this Agreement, the Assignment, the Intellectual Property Assignment, Restrictive Covenant and Non-Competition Agreement(s) and the other agreements, instruments and documents required to be delivered at the Closing.

“Union” means any union, works council or labor organization.

“VEVRAA” means the Vietnam Era Veterans’ Readjustment Assistance Act of 1974.

“WARN ACT” means the Worker Adjustment and Restraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
Purchase and Sale

Section 2.01                               Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases from Seller, free and clear of any and all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a)           security deposits;

(b)           Accounts Receivable;

(c)           Inventory;

(d)           Assigned Contracts;

(e)           all Intellectual Property Assets;

(f)            all furniture, fixtures, equipment, machinery, tools, office equipment, supplies, computers, telephones and other tangible personal property used by Seller in the Business (the “Tangible Personal Property”);

(g)           all Permits which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those set forth on Section 4.20(b) of the Disclosure Schedules;

(h)           all Certifications, including those set forth on Section 4.20(c) of the Disclosure Schedules;

(i)            all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(j)            all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees;

(k)           all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Purchased Assets;

(l)            all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(m)          Books and Records; and

(n)           all goodwill and the going concern value of the Business.

Section 2.02                               Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)           cash and cash equivalents, other than security deposits;

(b)           the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c)           all Owned Real Property;

(d)           all Benefit Plans and assets attributable thereto;

(e)           the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(f)            the rights which accrue or will accrue to Seller under the Transaction Documents; and

(g)           the name “Jackson Gear Company”.

Section 2.03                               Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge as and when due only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)           all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Balance Sheet Date or arose in the ordinary course of the Business consistent with past practice since the Balance Sheet Date, and which are expressly set forth on Section 2.03(a) of the Disclosure Schedules; and

(b)           consistent with Seller’s product warranty practices prior to the Closing Date and except as provided on Section 2.03(b) of the Disclosure Schedules, all costs and liabilities incurred for the repair or remanufacture of a product produced by Seller prior to the Closing.

Section 2.04                               Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement, Buyer does not hereby and shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall (and the Stockholders shall cause Seller to), cause each of its Affiliates to pay, and pay and satisfy as and when due all Excluded Liabilities which each is respectively obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but shall not be limited to, the following Liabilities of Seller or any Stockholders or any Affiliate:

(a)           any Liabilities arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the fees and expenses of counsel, accountants, consultants, advisers and others;

(b)           any Liability for (i) Taxes of or relating to the Business for any period or the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated by this Agreement or that are the responsibility of Seller pursuant to Section 6.08; or (iii) other Taxes of any kind or description (including any Liability for Taxes that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)           any Liabilities relating to or arising out of the Excluded Assets;

(d)           any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)           any product Liability or similar claim for injury to a Person or property regardless of the basis therefore and whether or not such claim arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f)            any Liabilities arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(g)           any Liabilities for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including any Liabilities associated with any claims for wages or other benefits, commissions, bonuses, expense reimbursement, paid sick leave, accrued vacation or other paid time off, workers’ compensation, severance, retention, termination or other payments;

(h)           any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller;

(i)            any trade accounts payable (i) to the extent not accounted for on the Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of the Business;

(j)            any Liabilities relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by Sellers’ customers to Seller on or before the Closing Date; (ii) did not arise in the ordinary course of the Business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(k)           any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.03 as Seller Indemnitees;

(l)            any Liabilities under any other Contract, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to the Closing Date;

(m)          any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(n)           any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

(o)           all Liabilities with respect to the Business arising from Seller’s or any member’s (or their respective agents’ and representatives’) violation of or non-compliance with Data Laws relating to (A) the creation, publication, or dissemination of, or compliance with (or the failure to, in accordance with such applicable U.S. federal or state or foreign Law concerning data privacy and security, including, (A) the Regulation EU 2016/679 General Data Protection Regulation, as amended, and (B) and the California Consumer Privacy Act of 2018, relating to data collection, storage, use, further Processing, privacy, protection, security or transfer of any Personal Data (collectively, “Data Laws”), create, publish, disseminate or comply with), a privacy policy and/or (B) the sale, assignment or transfer of any Personal Data (collectively, the “Data Privacy Liabilities”).

Section 2.05                               Purchase Price. The Purchase Price is Two Million Three Hundred Thousand ($2,300,000) Dollars to be paid as follows:

(a)           The Purchase Price less the Escrow Amount shall be paid by Buyer to Seller by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer; and

(b)           The Escrow Amount shall be deposited by Buyer by wire transfer of immediately available funds into an account designated by the Escrow Agent to be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to Article VII.

(c)           Interest accruing on the Escrow Amount, if any, shall be distributed by Escrow Agent pro rata with any distribution of the Escrow Amount in such proportion as the distribution bears to the total amount then in escrow.

Section 2.06                               Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach of such Contract or Permit or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it without cost to Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.06 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
Closing

Section 3.01                               Closing. The Closing is taking place virtually by the execution and electronic delivery of this Agreement and shall be deemed to have taken place at the offices of Ruskin Moscou Faltischek, P.C., at 12:01 AM Eastern Time, on January 14, 2022 (the “Closing Date”) effective as of 12:01 AM Eastern Time on January 15, 2022.

Section 3.02                                Closing Deliverables.

(a)           At the Closing, Seller is delivering to Buyer the following:

(i)            the Escrow Agreement duly executed by Seller;

(ii)           Bill of Sale;

(iii)          Assignment duly executed by Seller, effecting the assignment to Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)          Intellectual Property Assignments;

(v)           Seller Closing Certificate;

(vi)          the Restrictive Covenant Agreement duly executed by Seller and each Stockholder;

(vii)         Union documentation confirming release of all claims;

(viii)        the FIRPTA Certificate;

(ix)          the certificates of the Secretary or Assistant Secretary of Seller.

(x)           such other customary instruments of transfer, assumption, filings or documents (including the Endorsements), in form and substance satisfactory to Buyer, as may be required to give effect to this Agreement;

(xi)          License Agreement duly executed by Seller and each Stockholder.

(b)           At the Closing, Buyer is delivering to Seller the following:

(i)            the Purchase Price less the Escrow Amount;

(ii)            the Escrow Agreement duly executed by Buyer;

(iii)          the License Agreement duly executed by Buyer.

(c)           At the Closing, Buyer is delivering the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE IV
Representations and warranties of seller AND THE STOCKHOLDERs

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of Seller and Stockholders, jointly and severally, represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the date hereof, each of which representations and warranties is hereby deemed material, and Buyer, in executing and delivering this Agreement, has relied upon the truthfulness, correctness and completeness of each such representation and warranty.

Section 4.01                               Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do Business, and Seller is duly licensed or qualified to do Business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. There has not been any claim by any jurisdiction to the effect that Seller is required to qualify or otherwise be authorized to do business as a foreign corporation therein.

Section 4.02                               Authority of Seller and the Stockholders. Seller and each of the Stockholders has full power and authority to enter into this Agreement and the other Transaction Documents to which each is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Seller and the Stockholders of this Agreement and any other Transaction Document to which each is a party, the performance by each of Seller and the Stockholders of its obligations hereunder and thereunder and the consummation by each of Seller and the Stockholders of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and such Stockholders (to the extent such Stockholders is not a natural person). This Agreement has been duly executed and delivered by Seller and each of the Stockholders, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and each of the Stockholders enforceable against Seller and each of the Stockholders in accordance with its terms. When each other Transaction Document to which Seller and any of the Stockholders is or will be a party has been duly executed and delivered by Seller or such Stockholders (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller and/or such Stockholders enforceable against it in accordance with its terms.

Section 4.03                               Capitalization. All of the issued and outstanding securities of Seller are owned beneficially and of record by Stockholders. There are no subscriptions, options, warrants, rights, calls or other commitments or agreements to which Seller or any Stockholders are a party, or by which any of them is bound, calling for the issuance, transfer, sale or other disposition of any securities of Seller, and there are no outstanding securities convertible into or exchangeable for, actually or contingently, shares of common stock or any other securities of Seller.

Section 4.04                               Subsidiaries. Seller has not made any investment in, nor owns, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership, limited liability company or other Person.

Section 4.05                              No Conflicts; Consents. The execution, delivery and performance by Seller and each of the Stockholders of this Agreement and the other Transaction Documents to which each is a party, and the consummation by Seller and the Stockholders of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation of Seller (as amended to date), the by-laws of Seller (as amended to date), or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any of the Stockholders, the Business or the Purchased Assets; (c) except as set forth on Section 4.05 of the Disclosure Schedules, require the consent, notice or other action by or to any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller or any of the Stockholders are a party or by which Seller or the Business or any of the Stockholders are bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any of the Stockholders in connection with the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

Section 4.06                               Financial Statements. Complete copies of the reviewed financial statements consisting of the balance sheet of Seller as at December 31, 2021 and for each of the years ended December 31, 2020, 2019 and 2018 and the related statements of income for the years then ended (the “Financial Statements”), are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements are based on the Books and Records of Seller, and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as at December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.07                               Undisclosed Liabilities. Seller has no Liabilities, except those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date and there was no basis for the assertion against Seller of any Liability not so reflected or reserved against therein. Seller has no Liability that does not relate to the Business.

Section 4.08                               Absence of Certain Changes, Events and Conditions. Except as set forth on Section 4.08 of the Disclosure Schedules, since the Balance Sheet Date, there has not been any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)           material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)           entry into any Contract that would constitute a Material Contract or amendment of any Material Contract;

(e)           incurrence, assumption or guarantee of any indebtedness for borrowed money or other Liability in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of Business consistent with past practice;

(f)            transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of Business;

(g)           cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(i)            failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Intellectual Property Assets;

(j)            material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)           acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(l)            material capital expenditures which would constitute an Assumed Liability;

(m)          imposition of any Encumbrance upon any of the Purchased Assets;

(n)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of Seller, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of Seller or any termination of any employees for which the aggregate costs and expenses exceed $5,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of Seller;

(o)           adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of Seller; (ii) Benefit Plan; or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(p)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of Seller;

(q)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Seller under any similar Law;

(r)            purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $10,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of Business consistent with past practice; or

(s)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09                               Adverse Developments. Since the Balance Sheet Date there have been no material adverse changes in the Purchased Assets or Seller, there has been no act or omission on the part of Seller or, to Seller’s knowledge, others which would form the basis for the assertion against Seller of any material Liability, no other event has occurred which could be reasonably expected to have a Material Adverse Effect upon the Purchased Assets or Seller, and there is no development or, to Seller’s Knowledge, threatened development of a nature which could be reasonably expected to have a Material Adverse Effect upon the Purchased Assets or Seller.

Section 4.10                               Material Contracts.

(a)           Section 4.10(a) of the Disclosure Schedules sets forth each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, and all Intellectual Property Agreements listed on Section 4.13(b) of the Disclosure Schedules, being “Material Contracts”):

(i)            all Contracts involving aggregate consideration excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than 30 days’ notice;

(ii)           all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)          all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)          all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than 30 days’ notice and all non-competition, non-solicitation and confidentiality agreements from current and former independent contractors, consultants and employees of Seller that are currently in effect;

(vii)         except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees);

(viii)        Government Contracts;

(ix)           all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)            all joint venture, partnership or similar Contracts;

(xi)           all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)          all powers of attorney with respect to the Business or any Purchased Asset;

(xiii)         all collective bargaining agreements or Contracts with any Union; and

(xiv)        all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.10.

(b)           Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.11                               Title to Purchased Assets. Seller owns and has good and valid title to all of the Purchased Assets. All the Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)           those items set forth on Section 4.11 of the Disclosure Schedules;

(b)           liens for Taxes not yet due and payable;

(c)           liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of Business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.12                              Condition and Sufficiency of Assets. The furniture, fixtures, machinery, equipment and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.13                               Intellectual Property.

(a)           There are no Intellectual Property Registrations. Section 4.13(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all unregistered Trademarks included in the Intellectual Property Assets; and (ii) all proprietary Software included in the Intellectual Property Assets; and (iii) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

(b)           Section 4.13(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller's ownership or use of any Intellectual Property in the conduct of the Business as currently conducted or proposed to be conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)           Seller is the sole and exclusive legal and beneficial record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted or proposed to be conducted.

(d)           Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer's right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted and as proposed to be conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on identical/substantially the same/similar terms as they were owned or available for use by Seller immediately prior to the Closing.

(e)           All of the Intellectual Property Assets (and Licensed Intellectual Property) is/are valid and enforceable. Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets.

(f)            The conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g)           There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(h)           Section 4.13(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business.

(i)            The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(j)            All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. There has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

Section 4.14                               Inventory. All Inventory, whether or not reflected on the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to the lower of fair market value or cost or for which adequate reserves have been established. Except as disclosed on Section 4.14 of the Disclosure Schedules, all Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.15                               Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of Business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of Business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business, are collectible in full within 120 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments (which in the aggregate are not and will not be material) and the absence of disclosures normally made in footnotes

Section 4.16                              Backlog. Section 4.16 of the Disclosure Schedules attached hereto sets forth a true and complete description of Seller’s backlog as of the date hereof.

Section 4.17                               Customers and Suppliers.

(a)           Section 4.17(a) of the Disclosure Schedules sets forth (i) a true, complete and correct customer list showing the ten (10) largest customers by gross purchases from Seller for each of the two (2) most recent fiscal years (collectively, the “Material Customers”), and (ii) a true, complete and correct supplier list showing (A) the ten (10) largest suppliers by gross sales to Seller for each of the two (2) most recent fiscal years and (B) all suppliers of Seller who are the sole source of such supply (collectively, the “Material Suppliers”).

(b)           Except as set forth on Section 4.17(b) of the Disclosure Schedules, during the twelve (12)-month period ending on the date of this Agreement, no Material Customer or Material Supplier has (whether as a result of the transactions contemplated by this Agreement or otherwise) (i) stopped, or indicated an intention to stop, trading with or supplying Seller, (ii) materially reduced, or indicated an intention to materially reduce, its trading with or provision of goods or services to Seller, or (iii) changed, or indicated an intention to change, materially, the terms and conditions on which it is prepared to trade with or supply Seller. During the twelve (12)-month period ending on the date of this Agreement, no Material Customer has notified Seller of its intention to return products sold by Seller with an aggregate value in excess of Ten Thousand Dollars ($10,000). To the Knowledge of Seller, no facts, conditions or events (except customary contractual restrictions prohibiting assignment) exist which are reasonably likely to give rise to a claim by Seller against any of its customers or suppliers or any claim by a customer or supplier against Seller. During the twelve (12)-month period ending on the date of this Agreement, Seller has not entered into any Contract with customers or suppliers, except in the ordinary course of business.

Section 4.18                               Insurance. Section 4.18 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since September 30, 2016. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.19                               Legal Proceedings; Governmental Orders.

(a)           There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.20                                Compliance With Laws; Permits; Certifications.

(a)           To the best of seller’s Knowledge, Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including, but not limited to Environmental Laws and has not received notice of any Environmental Claim.

(b)           All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.20(b) of the Disclosure Schedules sets forth all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Section 4.20(b) of the Disclosure Schedules.

(c)           Section 4.20(c) of the Disclosure Schedules sets forth a true and complete list of all Certifications held by Seller. All such Certifications are in full force and effect and, to Seller’s Knowledge, no suspension or cancellation of any such Certifications is threatened.

(d)           Except as set forth on Section 4.20(d) of the Disclosure Schedules, all Permits are transferable to Buyer in connection herewith. Neither Seller nor the Stockholders have received any notice in writing, nor has there been any oral or other informal communication, that the Seller or Stockholders are conducting the business or any other activities in breach or violation of any such Permits. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of any Permits.

Section 4.21                                Employee Benefit Matters.

(a)           Set forth on Section 4.21(a) of the Disclosure Schedules is a true and complete list of each deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained, sponsored or contributed to or required to be contributed to by the Seller for the benefit of any current or former employee, consultant or director of the Seller, or with respect to which the Seller has any liability, whether direct or indirect, actual or contingent, whether formal or informal (collectively, the “Benefit Plans”).

(b)          With respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued, and there are no unfunded benefit obligations that have not been accounted for by reserves or otherwise properly footnoted in accordance with GAAP on the Financial Statements. The Seller is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code.

(c)           Each Benefit Plan is and has been established, maintained and operated at all times in material compliance with its terms and all Applicable Laws, including ERISA and the Code. Each Benefit Plan, which is intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Seller has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by Applicable Law. To the Seller’s Knowledge, no fact or circumstance exists which could adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts.

(d)           With respect to each Benefit Plan, the Seller has provided to Buyer accurate and complete copies, if applicable, of: (i) the Benefit Plan document and any amendments thereto and related trust agreements or annuity contracts; (ii) all material employee communications (including all summary plan descriptions and material modifications thereto); (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) most recent determination letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all communications with any Governmental Authority.

(e)           With respect to each Benefit Plan: (i) no Claim is pending, or to the Seller’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums due through the Closing Date have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith.

(f)            No Benefit Plan will become a multiple employer plan with respect to the Seller immediately after the Closing Date. The Seller does not maintain or contribute to or in any way directly or indirectly have any liability (whether contingent or otherwise), or had any such liability within the preceding six (6) years, with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiple employer plan” (as described in Section 413(c) of the Code), a plan subject to Title IV of ERISA or Section 412 of the Code or a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(g)           Except as set forth on Section 4.21(g) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not (alone or in combination with any other event): (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of any amount that could, in combination with any other payment, constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(h)           Except to the extent required by Section 4980B of the Code or similar state Law (and at the individual’s sole expense), the Seller provides no health or welfare benefits to any former or retired employee and is not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service. The Seller is in compliance with the Patient Protection and Affordable Care Act.

(i)            Except as set forth in Section 4.21(i) of the Disclosure Schedules, all Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to Buyer or its Affiliates for any additional contributions, penalties, premiums, fees, fines, excess Taxes or any other charges or Liabilities.

(j)            Each Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable Treasury Regulations) complies with the requirements of Section 409A of the Code and the Treasury Regulations, notices and guidance promulgated thereunder.

Section 4.22                               Employment Matters.

(a)           As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors and consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses. Seller has made no written or oral representations to, or agreements with, any employee or group of employees that would obligate Seller to require Buyer to hire any employees of Seller.

(b)           Except as set forth on Section 4.22(b) of the Disclosure Schedules, Seller is not, and has never been, a party to, bound by or negotiating collective bargaining agreement or other Contract with any Union Seller has made no written or oral representations to, or agreements with, any Union that would obligate Seller to require Buyer to hire any employees of Seller, or to recognize any Union for purposes of collective bargaining, or to assume any collective bargaining agreements.

(c)           Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, employee classification or overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence (including paid sick leave) and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects. Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, grievance, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 4.23                               Taxes.

(a)           All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Seller has paid and remitted all sales and/or use taxes required to have been paid to all appropriate jurisdictions.

(c)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)           All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)           Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority. There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(f)            Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(g)           Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.24                               Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or the Stockholders.

Section 4.25                               Products Liability. There is no Action before any Governmental Authority involving Seller based upon breach of product warranty, strict liability in tort, negligent design, negligent manufacture of product, defects in design, manufacture, materials or workmanship, negligent provision of services, or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instruction for use), documentation or sale of products (collectively, “Product Claims”); and, to the Knowledge of Seller, there is no basis for any such Product Claim. To the Knowledge of Seller, there are no material errors in any published technical documentation, specifications, manuals or user guides provided in the ordinary course of business to customers of the Business. There have been no material defects in design, manufacturing, materials or workmanship, including any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller. There have been no product recalls by Seller with respect to any products manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller, or to the Knowledge of Seller any investigation or consideration of or decision made by any Person or Governmental Authority concerning whether to undertake or not to undertake any recall. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by Seller have complied in all material respects with all requirements established by any applicable Law or any Governmental Authority.

Section 4.26                               Solvency. On the date hereof and on the Closing Date and at all times during the six (6) months immediately preceding the date hereof and the Closing Date, Seller is and has been and will have been paying all of its debts, Liabilities and obligations accruing with respect to or resulting from the conduct of the Business as the same shall become due and owing, and none of such payment obligations are past due or otherwise delinquent in any material respect. On and immediately after the date hereof, Seller (a) is and will be solvent (i.e., the sum of its debts will be less than all of its property, at a fair valuation); and (b) is and will be able to pay its current and anticipated debts as such debts mature. Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

Section 4.27                               Prior Names and Addresses. Except as set forth on Section 4.27 of the Disclosure Schedules, Seller has used no Business name and has had no Business address other than its current name and the Business address set forth herein.

Section 4.28                               Transactions with Directors, Officers and Affiliates. There have been no transactions between or among Seller and any of its directors, officers, employees, Stockholders or Affiliates, or any spouse or relative of such Person. To the Knowledge of Seller, none of the directors, officers, employees, Stockholders or Affiliates of Seller, or any spouse or relative of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person with which Seller has had a Business relationship, including as a supplier, customer or sales representative of Seller or which has competed with or been engaged in any business of the kind being conducted by the Business or in connection with the Purchased Assets. Without limiting the generality of the foregoing, there have been no Contracts between or among Seller and any of its directors, officers, employees, Stockholders or Affiliates, or any spouse or relative of such Person, under which Seller (a) leases any real property (either to or from such Person), (b) licenses technology (either to or from such Person), (c) is obligated to purchase any tangible or intangible asset from, or sell such asset to, such Person, (d) purchases, products or services from such Person, (e) pays or receives commissions, rebates or other payments, or (f) provides or receives any other material benefit.

Section 4.29                               Liability to Affiliates; Payments to Affiliates. No Liability of any nature of Seller is owed to any director, officer, employee, Stockholders or Affiliate of Seller or to any stockholder, partner or member of any of the foregoing (or any spouse or relative of any such Person). Section 4.29 of the Disclosure Schedules sets forth all payments of any nature made by Seller to any of the foregoing Persons during the last five (5) years.

Section 4.30                               Interest in Assets. No Person other than Seller owns any real or personal property or rights, tangible or intangible, used in or related, directly or indirectly, to the Business.

Section 4.31                               Rebates or Reimbursements. Except as set forth on Section 4.31 of the Disclosure Schedules Seller is not, has never been, is not required, and has never been required to provide or receive any rebate or other reimbursement to any customer, supplier or any Person with whom Seller has or has had a Business relationship.

Section 4.32                               Anticorruption; Antiboycott Laws.

(a)           Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of the FCPA or the Anticorruption Laws. Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Seller has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

(b)           Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of Law applicable to then-current export control or trade embargoes.

(c)           Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. 4607 and 15 C.F.R. 760 or taken any action that can be penalized under Section 999 of the Code.

Section 4.33                               Full Disclosure. No representation or warranty by Seller or the Stockholders in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.34                               Rebates. No customer of Seller is entitled to a rebate based upon sales volume or otherwise for any period prior to the date hereof.

Section 4.35                               CARES Act. Seller represents that (i) it has obtained one of more Paycheck Protection Payment Loans pursuant to Section 1102 of the CARES Act (a “PPP Loan”), (ii) except as set forth on Section 4.35 of the Disclosure Schedules, Seller has received forgiveness of all PPP Loans and (iii) Seller has complied in all material respects with the CARES Act and any other applicable Law in connection with the PPP Loans, and all information, certifications, representations and warranties made by Seller related thereto (including any application and/or submission for forgiveness) were true and correct in all material respects.  Seller does not owe any amounts on any loan obtained by Seller pursuant to the Paycheck Protection Program or the CARES Act and any and all such amounts have been forgiven in accordance with the applicable Laws and regulations.

Section 4.36                               Jackson Gear Company. Seller represents that it (i) is the sole and exclusive owner of the name “Jackson Gear Company”; (ii) has not licensed or otherwise permitted any Person not a party to this Agreement to use the name “Jackson Gear Company” or any derivative thereof, for any purpose, and (iii) will not license nor permit the use of the name “Jackson Gear Company” or any derivative thereof, by any Person not a party to this Agreement.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01                               Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 5.02                              Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03                              No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth on Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by or to any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices the failure of which to obtain would not, in the aggregate, have a Material Adverse Effect.

Section 5.04                              Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05                               Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VI
Covenants

Section 6.01                               Employees and Employee Benefits.

(a)           On the Closing Date, Seller hereby (and the Stockholders hereby causes Seller to) terminates all employees of the Business as of the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees. Seller and the Stockholders, jointly and severally, hereby bears any and all obligations and liability under the Warn Act resulting from employment losses pursuant to this Section 6.01 or otherwise, whether prior to, on or after the Closing Date.

(b)           Seller and the Stockholders, jointly and severally, are hereby solely responsible, and Buyer hereby has no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, paid sick leave, accrued vacation or other paid time off, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller hereby (and the Stockholders hereby causes Seller to) pay all such amounts to all entitled Persons on or prior to the Closing Date.

(c)           Seller and the Stockholders, jointly and severally, hereby remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller and the Stockholders, jointly and severally, also hereby remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date, including any claim for exacerbation of injuries that accrued prior to the Closing due to conduct or events occurring post-Closing. Seller hereby (and the Stockholders hereby causes Seller to) pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)           No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller, including Benefit Plans (and no amount attributable to any such plan, fund, program or arrangement), are hereby transferred to Buyer, and Buyer is hereby not required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements are hereby determined with reference to the date of the event by reason of which such amounts became payable, without regard to conditions subsequent, and Buyer is hereby not be liable for any Action for insurance, reimbursement or other benefits payable by reason of any event which occurs on or prior to the Closing Date.

Section 6.02                               Confidentiality. The Non-Disclosure Agreement is incorporated herein by reference and hereby remains in full force and effect after the Closing.

Section 6.03                                Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer hereby:

(i)             retains the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)           upon reasonable notice, affords the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller hereby (and the Stockholders hereby cause Seller to):

(i)            retains the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)           upon reasonable notice, affords the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)           Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.03 where such access would violate any Law.

Section 6.04                               Public Announcements. Neither Seller nor any Stockholders shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer.

Section 6.05                                Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction are hereby treated as Excluded Liabilities.

Section 6.06                               Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within two (2) Business Days after its receipt thereof. Seller and its Affiliates shall maintain any bank accounts to which customers remit payments for a period of no less than six (6) months after the Closing Date.

Section 6.07                             Removal of Inventory and Tangible Personal Property. Immediately following the Closing, Seller shall (and the Stockholders shall cause Seller to) provide Buyer and Buyer’s employees and contractors access to Seller’s premises for a period of time not to exceed four (4) months following the Closing, for the purpose of removing the Inventory and the Tangible Personal Property at Buyer’s sole cost and expense, subject to Buyer providing proof of insurance coverage of a nature and in amounts reasonably satisfactory to Seller. Any Inventory or Tangible Personal Property not so removed by Buyer shall be deemed Excluded Assets.

Section 6.08                             Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement with respect to the Purchased Assets and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Seller (and the Stockholders) and Buyer when due. Buyer and Seller (and the Stockholders) shall at their own respective expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer and Seller (and the Stockholders) shall cooperate with respect thereto as necessary), and the expenses that shall be borne equally by Seller (and the Stockholders), on the one hand, and Buyer, on the other hand.

Section 6.09                             Accounts Payable. Seller (and the Stockholders, jointly and severally) agrees that any and all accounts payable as of the date hereof that are not Assumed Liabilities shall be satisfied by Seller following the consummation of the transactions contemplated by this Agreement in a timely manner, and in any event, as and when due.

Section 6.10                               Phone and Fax Numbers, URLS. Seller shall (and the Stockholders shall cause Seller to) use reasonable best efforts to transfer to Buyer the phone and fax numbers and URLs set forth on Section 6.10 of the Disclosure Schedules.

Section 6.11                               Customer and other Business Relationships. Seller shall (and the Stockholders shall cause Seller to) satisfy the Excluded Liabilities in a manner that is not detrimental to any of Buyer’s business relationships. Seller shall (and the Stockholders shall cause Seller to) refer to Buyer all inquiries relating to the Business. Neither Seller, nor any of its officers, employees, agents, Representatives or the Stockholders shall take any action that would tend to diminish the value of the Purchase Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

Section 6.12                               Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.13                               Power of Attorney. Effective upon the date hereof, Seller constitutes and appoints Buyer and its successors and assigns, and each of them, the true and lawful attorney of Seller, with full power of substitution, in their own names or in the name of Seller, but for their own benefit and at their own expense, (i) to institute and prosecute all proceedings which shall be necessary in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets transferred or intended to be transferred to Buyer hereunder: (ii) to take all Actions which shall be necessary deem proper in order to provide for them the benefits under any Claims, Contracts, Permits, Certifications, sales orders, or other documents or instruments transferred or intended to be transferred to Buyer hereunder. Seller acknowledges that the foregoing powers are coupled with an interest to the Purchased Assets and are not revocable in any manner or for any reason.

Section 6.14                                 Jackson Gear Company. Seller (and the Stockholders, jointly and severally) will not license or permit the use of the name “Jackson Gear Company” or any derivative thereof, to or by any Person not a party to this Agreement and will only use the name “Jackson Gear Company” or any derivative thereof, as specifically permitted by the License Agreement.

Section 6.15                               Dissolution. Seller (and the Stockholder, jointly and severally will not cause or permit) Jackson Gear Company to the dissolved or liquidated prior to Seller’s transfer of the name “Jackson Gear Company” to Buyer in accordance with the License Agreement.

ARTICLE VII
Indemnification

Section 7.01                               Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for twenty-four (24) months following the Closing Date, provided, that the representations and warranties on (i) Section 4.01, Section 4.11, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely; and (ii) Section 4.23, Section 4.25, and Section 4.26 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02                               Indemnification By Seller and the Stockholders. Subject to the other terms and conditions of this Article VII, Seller and the Stockholders, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Seller or the Stockholders contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Stockholders pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)           any Excluded Asset or any Excluded Liability (including any Liability under the WARN Act resulting from employment Losses pursuant to Section 6.01 or otherwise whether prior to, on or after the Closing Date); or

(d)           any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 7.03                               Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)           any Assumed Liability.

Section 7.04                               Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom a claim is asserted under this Article VII is referred to as the “Indemnifying Party”.

(a)           Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller and/or the Stockholders, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.03) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)           Direct Claims. A Direct Claim shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, or, if the Indemnifying Party responds within such thirty (30) day period but denies or rejects that it or s/he owes any indemnification obligations with respect to the Direct Claim, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.05                               Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to three percent (3%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, compounded monthly.

Section 7.06                               Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07                               Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth on Section 7.02 or Section 7.03, as the case may be.

Section 7.08                               Payment; Right of Setoff. Pending final determination of any Action in accordance with the provisions of this Article VII, Buyer shall have the right to withhold from and offset against any amounts due to Seller, pursuant to this Agreement or otherwise, the amount of such Action.

Section 7.09                               Other Matters Related to Indemnity. An Indemnified Party shall use reasonable best efforts to file an insurance Action in respect of any matter subject to indemnification hereunder if such Indemnified Party has a reasonable likelihood of recovering insurance proceeds in respect of such matter.

Section 7.10                               Insurance. Seller has, at its own expense, secured and fully paid the premiums for the three (3) years following the Closing Date (the “Product Liability Claim Period”) non-cancellable products liability insurance naming the Buyer as the insured to protect Buyer from (a) any and all Product Claims which may or could have arisen before the Closing Date, and/or (b) which may arise after the Closing Date. Seller shall (and the Stockholders shall cause to Seller to), contemporaneously with the execution and delivery of this Agreement, and from time to time thereafter, and promptly upon the request therefor by Buyer, provide to Buyer an insurance endorsement confirming that such policies are in effect (collectively, the “Endorsements”).

Section 7.11                               Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article VII are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE VIII
Miscellaneous

Section 8.01                               Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02                               Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	c/o Robert Jackson 7019 Forrest Road Butler, PA 16002 E-mail: bojackson@zoominternet.net
with a copy to:	Ron Conway, Esq. Conway Law Offices 196 Meadowfield Lane Jefferson Hills, PA 15025 E-mail: rtc@conwaylawoffices.com
If to Buyer:	Joseph A. Molino, Jr. Hy-Tech Machine, Inc. 445 Broadhollow Rd Suite Melville, NY 11747 E-mail: jmolino@pfina.com
with a copy to:	Steven J. Kuperschmid, Esq. Ruskin Moscou Faltischek P.C. 1425 RXR Plaza, East Tower, 15th Floor Uniondale, New York 11556 E-mail: skuperschmid@rmfpc.com

Section 8.03                               Interpretation; Representation by Counsel. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The parties acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

Section 8.04                               Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05                               Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06                               Entire Agreement. This Agreement, the other Transaction Documents and the Non-Disclosure Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the statements in the body of this Agreement will control.

Section 8.07                               Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that, Buyer may, without the prior written consent of Seller or the Stockholders, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries or Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08                                No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing contained in this Agreement, expressed or implied, shall give any employee or Seller (or their spouses, dependents or beneficiaries) or any other Person, other than the parties to this Agreement, any rights or remedies of any nature whatsoever, including but not limited to any right to continued employment or service, and no provision of this Agreement shall create any third party beneficiary rights in any current or former employee, director, consultant or other service provider of Seller to enforce the provisions of this Agreement or any other matter related thereto or be construed as an amendment of any employee benefit plan, program, policy or arrangement.

Section 8.09                               Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10                                Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction).

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA OR THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA LOCATED IN THE CITY OF PITTSBURGH AND COUNTY OF ALLEGHENY COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 8.11                               Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is hereby deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13                               Facsimile, Electronic and .pdf Signatures. Signatures hereon which are transmitted via facsimile, electronically and/or by .pdf are hereby deemed original signatures.

Section 8.14                               Joint and Several Liability. Notwithstanding anything contained in this Agreement, Seller and the Stockholders shall be jointly and severally liable under this Agreement, whether or not otherwise stated.

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto hereby cause this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JACKSON GEAR COMPANY

By:	/s/ Robert Jackson
Name: Robert Jackson
Title: President

HEISMAN ACQUISITION CORP.

By:	/s/ Joseph A. Molino, Jr.
Name: Joseph A. Molino, Jr.
Title: Vice President

STOCKHOLDERS:

/s/ Robert Jackson
Robert Jackson

/s/ Scott Jackson
Scott Jackson